EXHIBIT 5

July 7, 2006
State Street Corporation
One Lincoln Street
Boston, Massachusetts 02111

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 20,000,000 shares of Common Stock, $1.00 par value (the “Shares”), of State Street Corporation, a Massachusetts corporation (the “Company”). The Shares are issuable under the Company’s 2006 State Street Corporation Equity Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of this opinion, we have examined or relied upon such documents, records, certificates and other instruments as we have deemed necessary, including the Registration Statement and the Plan.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion but have not made any review of the laws of any other state or jurisdiction. Accordingly, this opinion is limited to Massachusetts law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP